Exhibit 5.1

[Letterhead of Lowenstein Sandler LLP]

November 19, 2018

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel to CytoDyn Inc., a Delaware corporation (formerly known as Point NewCo Inc.) (the “Company”), in connection with the Company’s Registration Statement on Form S-8, as amended by Post-Effective Amendment No. 1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as successor to CytoDyn Inc., a Delaware corporation (“Old CytoDyn”). The Registration Statement relates to the registration of an additional 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the CytoDyn Inc. 2012 Equity Incentive Plan, as amended (the “2012 Plan”).

In connection with rendering this opinion, we have examined: (i) the 2012 Plan; (ii) the Amended and Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) the Transaction Agreement, dated August 27, 2018, by and among the Company, Old CytoDyn, Point Merger Sub Inc., a Delaware corporation and then a wholly-owned subsidiary of the Company, ProstaGene, LLC, a Delaware limited liability company and Richard G. Pestell, M.D., Ph.D. and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion set forth herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when issued, paid for and delivered in accordance with the terms of the applicable option award and the 2012 Plan, as contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion is limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the State of New York. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP